EXHIBIT 1.1

AGREEMENT AND PLAN OF MERGER

December 31, 2009

AMONG

EVERGREEN GLOBAL INVESTMENTS LTD.

AND

EXOUSIA MERGER SUBSIDIARY I, INC.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated December 31, 2009, among Evergreen Global Investments Ltd. (hereinafter referred to as “Evergreen”), a Delaware corporation, and Exousia Merger Subsidiary I, Inc. (hereinafter referred to as “Exousia Merger Subsidiary”), a Delaware corporation.  Evergreen and Exousia Merger Subsidiary are sometimes hereinafter referred to individually as a Party and together as the Parties.

WHEREAS, the Parties have determined to engage in a strategic business combination with the other; and

WHEREAS, in order to effect the business combination of Exousia Merger Subsidiary and Evergreen, the Parties desire that Evergreen merge with and into Exousia Merger Subsidiary with Evergreen being the surviving entity (hereinafter referred to as the “Merger”); and

WHEREAS, the Boards of Directors of each of Exousia Merger Subsidiary and Evergreen have determined the Merger, in the manner contemplated herein, to be desirable and in the best interests of their respective companies and shareholders, and by resolutions duly adopted, have approved and adopted this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the sufficiency of which is hereby acknowledged, and subject to the terms and conditions herein set forth, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

SECTION 1.1	Definitions. The following terms shall have the definitions indicated:

Affiliated Person: means with respect to: (a) Exousia Merger Subsidiary, any (i) officer or director of Exousia Merger Subsidiary; (ii) any Exousia Merger Subsidiary Shareholder that owns, or has the right to acquire, more than five percent (5%) of Exousia Merger Subsidiary Ownership; (iii) Person that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Exousia Merger Subsidiary; or (iv) Person that, directly or indirectly, alone or together with others, is controlled by or under common control with any officer or director of Exousia Merger Subsidiary; and (b) Evergreen, any (i) officer or director of Evergreen; (ii) any Evergreen Shareholder that owns, or has the right to acquire, more than five percent (5%) of Evergreen Ownership; (iii) Person that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Evergreen; or (iv) Person that, directly or indirectly, alone or together with others, is controlled by or under common control with any officer or director of Evergreen.

Agreement: means this Agreement and Plan of Merger, including all schedules, appendices and exhibits attached hereto.

Applicable Benefits Law: means the legal requirements imposed upon employee benefit plans by the United States or any political subdivision thereof (including any requirements enforced by the Internal Revenue Service with respect to employee benefit plans intended to confer tax benefits on Exousia Merger Subsidiary or Evergreen or their employees).

Certificates of Merger: means the Certificates of Merger to be executed by Evergreen and Exousia Merger Subsidiary and filed with the Secretary of State of Delaware, each substantially in the form attached hereto as Exhibit C.

Closing; Closing Date: shall have the meanings ascribed to them in Article X hereof.

Code: means the Internal Revenue Code, Title 26 of the United States Code (26 U.S.C.), as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.

Confidential Information: means all information of any kind concerning a party hereto that is furnished by such party or on its behalf in connection with the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

Delaware Corporation Laws: means the Delaware Corporation and Business Entity Laws, as may be amended from time to time.

Effective Time: means the date and time on which the Merger becomes effective as set forth in the Certificates of Merger.

Employee Benefit Plan: means executive compensation, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, performance ownership interest, bonus and other incentive plans, pension, profit sharing, savings, thrift or retirement plans, employee stock ownership plans, life, health, dental and disability plans, vacation, severance pay, sick leave, dependent care, cafeteria and tuition reimbursement plans, and any other “employee benefit plans” within the meaning of the ERISA, whether or not in writing, currently maintained by Exousia Merger Subsidiary or Evergreen or with respect to which Exousia Merger Subsidiary or Evergreen may have any liability or obligation (direct, indirect, contingent or otherwise) to any employee, former employee, director or former director (or any dependents or beneficiaries) of Exousia Merger Subsidiary or Evergreen or to any governmental entity.

ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

Evergreen: means Evergreen Global Investments Ltd., a corporation organized and existing under the laws of the State of Delaware.

Evergreen Ownership: means the owners of all the issued shares of Evergreen.

Evergreen Shareholder Approvals: means the approval of this Agreement, the Merger and the transactions contemplated hereby, by the requisite vote of the shareholders of Evergreen duly adopted by unanimous written consent, all in accordance with this Agreement and the Plan of Merger.

GAAP: means United States generally accepted accounting principles consistently applied.

IRS: means the Internal Revenue Service.

Knowledge: means the actual knowledge of the board of directors or executive officers of the referenced Party or Parties, as applicable, after reasonable inquiry of the other directors or executive officers of the Parties and the Persons responsible for the day-to-day operations of the Parties (although this definition shall not give rise to any duty of any independent verification or confirmation by shareholders of senior management or board of directors of the entity making the representation or warranty from other Persons)

Lien: means any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.

Exousia Merger Subsidiary: means Exousia Merger Subsidiary, Inc., a corporation organized and existing under the laws of the State of Delaware.

Exousia Merger Subsidiary Benefit Plans: means all Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by Exousia Merger Subsidiary or under which Exousia Merger Subsidiary may be obligated.

Exousia Merger Subsidiary Ownership: means the owner of all the issued shares of Exousia Merger Subsidiary.

Exousia Merger Subsidiary Shareholder Approvals: means the approval of this Agreement, the Merger and the transactions contemplated hereby, by the requisite vote of the sole shareholder of Exousia Merger Subsidiary, all in accordance with this Agreement and the Plan of Merger.

Material Adverse Event; Material Adverse Effect: means an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, or (ii) would materially prevent such Party’s, or any affiliated Party’s, ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (a) any change in banking, tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) any change in GAAP or regulatory accounting requirements applicable to the Parties hereto, (c) any action or omission of Exousia Merger Subsidiary or Evergreen or a subsidiary thereof taken with the prior written consent of Evergreen or Exousia Merger Subsidiary, as applicable, in contemplation of the transaction contemplated herein, (d) any changes in general economic conditions affecting the businesses of the Parties hereto.

Merger: means the merger described in Section 2.1 hereof.

Person: means an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

Regulations: means the regulations issued by the IRS under the Code.

Regulatory Approvals: means the order of any federal or state regulatory authority approving the Merger.

Rights: means (whether or not fully vested) warrants, calls, commitments, options, rights (whether shareholders’ appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its shareholder interest or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its shareholder interests therein.

Surviving Entity Certificate of Incorporation: means the Certificate of Incorporation of Evergreen as filed with the Delaware Secretary of State, attached hereto as Exhibit A.

Surviving Entity By-Laws: means the By-Laws of Evergreen, in the form attached hereto as Exhibit B.

Taxes: means all federal, state, local, foreign and other taxes, assessments or other governmental charges, including but not limited to income, estimated income, gross receipts, business, occupation, franchise, property, sales, use, transfer, excise, employment, payroll and withholding taxes, and including interest, penalties and additions in connection therewith.

SECTION 1.2     Construction.  In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation”, whether or not expressed, (iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement, the Closing Date or the Effective Time, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement, unless otherwise stated, and (vi) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day.

ARTICLE II
THE MERGER

SECTION 2.1     The Merger.  Subject to the terms and conditions of this Agreement, including the fulfillment (or waiver) of all conditions to the obligations of the Parties contained herein, at the Effective Time of the Merger and pursuant to the Delaware Corporation Laws the following shall occur:

(a)            Evergreen shall be merged with and into Exousia Merger Subsidiary, with Evergreen remaining as the surviving entity (hereinafter referred to as the “Surviving Entity”). The separate existence of Exousia Merger Subsidiary shall cease at the Effective Time of the Merger, and thereupon Exousia Merger Subsidiary and Evergreen shall be a single corporation and the title to all real estate and other property owned by Exousia Merger Subsidiary shall be vested in Evergreen as the Surviving Entity without reversion or impairment, and the Surviving Entity shall have all liabilities of Exousia Merger Subsidiary. Without limiting the generality of the foregoing, upon the Effective Time of Merger the Surviving Entity shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature, subject to all the restrictions, disabilities and duties of Exousia Merger Subsidiary; and all and singular, the rights, privileges, powers and franchises of Exousia Merger Subsidiary, and all property, real, personal and mixed, and all debts due to Exousia Merger Subsidiary on whatever account, as well as for ownership subscriptions and all other things in action or belonging to Exousia Merger Subsidiary shall be vested in the Surviving Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of Exousia Merger Subsidiary, and the title to any real estate vested by deed or otherwise in Exousia Merger Subsidiary shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of Exousia Merger Subsidiary shall be preserved unimpaired, and all debts, liabilities and duties of Exousia Merger Subsidiary shall thenceforth attach to the Surviving Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

(b)           The Surviving Entity Certificate of Incorporation and Surviving Entity By-Laws, attached hereto as Exhibit A and Exhibit B, shall be the Certificate of Incorporation and the By-Laws of the Surviving Entity until amended as permitted by the Surviving Entity By-Laws or by the Delaware Corporation Laws.

(c)           The Directors of the Surviving Entity as of the Effective Time shall be two Directors appointed by Evergreen and one Director appointed by Exousia Merger Subsidiary, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the By-Laws.

(d)         Upon the satisfaction of the terms and conditions set forth herein, the Certificates of Merger shall be filed with the Secretary of State of the State of Delaware.

SECTION 2.2     Capitalization Following Merger.  At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any shareholder thereof, the shareholders of Evergreen shall receive Ten Million (10,000,000) shares of Series A Convertible Preferred Stock of Exousia Advanced Materials, Inc., parent company of Exousia Merger Subsidiary, immediately after the Effective Time of the Merger. The Pro Forma Balance Sheet of Evergreen immediately after the Effective Time of the Merger is set forth in Exhibit D, attached hereto.  The preferred shares of Exousia Advanced Materials, Inc. to be received by the shareholders of Evergreen are reflected in Exhibit E, attached hereto, and are the only shares of preferred stock authorized to be issued by Exousia Advanced Materials, Inc.

SECTION 2.4     Tax-Free Reorganization. The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EXOUSIA MERGER SUBSIDIARY

Exousia Merger Subsidiary hereby represents and warrants to Evergreen as follows:

SECTION 3.1     Organization. Exousia Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. Exousia Merger Subsidiary has heretofore delivered to Evergreen complete and correct copies of its Certificate of Incorporation and By-Laws as in effect on the date hereof.

SECTION 3.2     Capitalization.

(a)                 Schedule 3.2 hereto sets forth a complete and correct list of each shareholder of record of the Exousia Merger Subsidiary Ownership, the percentage of Exousia Merger Subsidiary Ownership owned by each such shareholder, and the residence address of such shareholder.

(b)                 All Exousia Merger Subsidiary shareholder interests are validly issued, fully paid and nonassessable. All Exousia Merger Subsidiary shareholder interests were issued in compliance with all requirements of all applicable federal and state laws and Exousia Merger Subsidiary has otherwise complied in all material respects with federal and state laws, except where the failure to comply would not have a Material Adverse Effect on Exousia Merger Subsidiary.

SECTION 3.3     Subsidiaries. Exousia Merger Subsidiary has no subsidiaries.

SECTION 3.4     No Commitments to Issue New Stock. There are no outstanding rights, agreements, commitments or other instruments pursuant to which Exousia Merger Subsidiary is or may become obligated to authorize, issue, or transfer any shareholder interests. There are no agreements or understandings in effect among any of the shareholders of Exousia Merger Subsidiary or with any other Person with respect to the voting, transfer, disposition or registration under applicable federal or state laws, of any ownership interest of Exousia Merger Subsidiary.

SECTION 3.5     Authorization; Execution and Delivery. Exousia Merger Subsidiary has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Exousia Merger Subsidiary and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Exousia Merger Subsidiary. This Agreement has been duly executed and delivered by Exousia Merger Subsidiary and, subject to shareholder approval, constitutes the legal, valid and binding obligation of Exousia Merger Subsidiary, enforceable against Exousia Merger Subsidiary in accordance with its terms.

SECTION 3.6     Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with any governmental or regulatory authority (collectively, “Governmental Approvals”) is required in order (a) to permit Exousia Merger Subsidiary to consummate the Merger or perform its obligations under this Agreement, or (b) to prevent the termination of, or materially and adversely affect, any governmental right, privilege, authority, franchise, license, permit or certificate of Exousia Merger Subsidiary to provide its services or carry on its business (hereinafter referred to as “Governmental Licenses”), or to prevent any material loss or disadvantage to Exousia Merger Subsidiary’s business, by reason of the Merger, except for (i) filing and recording of the Certificate of Merger as required by the Delaware Corporation Laws, and (ii) such Governmental Approvals not obtained or in effect by Exousia Merger Subsidiary that would not have a Material Adverse Effect on Exousia Merger Subsidiary.

SECTION 3.7     No Conflict. Except as set forth in such Schedule 3.7, neither the execution, delivery and performance of this Agreement by Exousia Merger Subsidiary, nor the consummation by Exousia Merger Subsidiary of the transactions contemplated hereby, will (i) conflict with, or result in a breach or violation of, any provision of its Certificate of Incorporation or By-Laws; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration or performance, under (whether or not after the giving of notice or lapse of time or both) any note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which Exousia Merger Subsidiary or any of its respective properties or assets is subject; (iii) give rise to a declaration or imposition of any material Lien upon any of the properties or assets of Exousia Merger Subsidiary; or (iv) materially impair Exousia Merger Subsidiary's business or adversely affect any Governmental Approval necessary to enable Exousia Merger Subsidiary to carry on its business as presently conducted, except in the case of (ii), (iii) or (iv) would not have a Material Adverse Effect on Exousia Merger Subsidiary.

SECTION 3.8     Financial Statements; Absence of Undisclosed Liabilities.

(a)           Exousia Merger Subsidiary has heretofore delivered to Evergreen a complete and correct copy of its unaudited balance sheet (hereinafter referred to as the “Exousia Merger Subsidiary Interim Balance Sheet”) as of December 31, 2009 prepared in accordance with GAAP that fairly presents in all material respects the financial condition of Exousia Merger Subsidiary as of that date. A copy of said Exousia Merger Subsidiary Interim Balance Sheet is attached hereto as Schedule 3.8.

(b)           Except as and to the extent reflected or reserved against on the Exousia Merger Subsidiary Interim Balance Sheet, Exousia Merger Subsidiary did not have, as of the Exousia Merger Subsidiary Interim Balance Sheet date, any material liabilities, debts or obligations of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP. Since the Exousia Merger Subsidiary Interim Balance Sheet Date, there has been no event that would have a material adverse effect on in the business, operations, assets, condition (financial or otherwise), liabilities, results of operations or prospects of Exousia Merger Subsidiary, and no event has occurred which is reasonably likely to cause any such material adverse effect.

SECTION 3.9     Absence of Changes. Since the Exousia Merger Subsidiary Interim Balance Sheet date, Exousia Merger Subsidiary has conducted its business only in the ordinary course, and Exousia Merger Subsidiary has not:

(a)           amended or otherwise modified its Certificate of Incorporation, or By-Laws;

(b)           issued or sold or authorized for issuance or sale, or granted any options or made any other agreements (other than this Agreement) with respect to any shareholder interest, or altered any term of any of its shareholder interests or other interests or its capitalization, except as previously discussed and disclosed in writing to Evergreen prior to the Effective Time;

(c)           incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with prior practice;

(d)           recorded or accrued any item of revenue, except in the ordinary course of business and consistent with prior practice;

(e)           been subjected to any Lien or other restriction any of its properties, business or assets;

(f)           discharged or satisfied any Lien, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Exousia Merger Subsidiary Interim Balance Sheet and current liabilities incurred since the Exousia Merger Subsidiary Interim Balance Sheet date in the ordinary course of business and consistent with prior practice;

(g)           declared or made any payment of dividends or other distribution to its shareholders upon or in respect of any ownership interests, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any ownership interests or other securities;

(h)           sold, transferred, leased to others or otherwise disposed of any properties or assets or purchased, leased from others or otherwise acquired any properties or assets except in the ordinary course of business;

(i)           canceled or compromised any debt or claim or waived or released any right of substantial value;

(j)           terminated or received any notice of termination of any contract, lease, license or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect;

(k)           had any change in its relations with its employees or any material customer or supplier other than those that would not result in a Material Adverse Effect to Exousia Merger Subsidiary;

(1)           transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, service mark, brand mark, brand name, invention, intellectual property or similar rights or with respect to any know-how, or modified any existing rights with respect thereto;

(m)           made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Exousia Merger Subsidiary except in the ordinary course of business consistent with prior practice and not in contemplation of the Merger;

(n)           made any increase in or commitment to increase any employee benefits, adopted or made any commitment to adopt any additional Employee Benefit Plan or made any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

(o)           engaged in any transaction with any shareholder, director, officer, employee, salesman, distributor or agent of Exousia Merger Subsidiary other than (i) normal compensation and other fees earned in their capacity as such in accordance with past practice, (ii) transactions in the ordinary course of business not involving an expenditure in excess of an aggregate of $10,000 per individual, and (iii) transactions in accordance with the provisions of Contracts (as hereinafter defined in Section 3.17(b) with any such Person that are disclosed on Schedule 3.17 hereto) or made any loans or advances to any director, officer, employee, salesman, distributor or agent other than travel and entertainment advances in the ordinary course of business consistent with prior practice;

(p)           made any capital expenditures or capital additions in excess of $25,000 in any individual case, or in excess of $50,000 in the aggregate;

(q)           made any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(r)           changed its banking or safe deposit arrangements;

(s)           instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to Exousia Merger Subsidiary or its respective properties or assets;

(t)           failed to replenish its supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

(u)           failed to pay its trade or business payables in the ordinary course of business and in accordance with the terms specified by its vendors and service providers;

(v)           entered into any transaction, contract or commitment other than in the ordinary course of business;

(w)           changed any accounting practices or principles utilized in the preparation of the Financial Statements;

(x)           suffered any change, event or condition that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; or

(y)           entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (w) above other than those that would not have a Material Adverse Effect on Exousia Merger Subsidiary.

SECTION 3.10     Tax Matters.

(a)           Exousia Merger Subsidiary has timely filed with the appropriate taxing authorities all returns in respect of Taxes of Exousia Merger Subsidiary required to be filed (taking into account any extension of time to file granted to or on behalf of such entity). The information on such returns is complete and accurate in all respects. Exousia Merger Subsidiary has paid on a timely basis all Taxes of Exousia Merger Subsidiary (whether or not shown on any Tax return) due and payable. No returns for Taxes have been examined by the Internal Revenue Service or any other taxing authority.

(b)           No unpaid deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to Exousia Merger Subsidiary for any period ending on or prior to the date hereof, and there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Exousia Merger Subsidiary. Exousia Merger Subsidiary has not requested any extension of time within which to file any currently unfilled returns in respect of any Taxes and no extension of a statute of limitations relating to any Taxes is in effect with respect to Exousia Merger Subsidiary.

(c)           The unpaid Taxes of Exousia Merger Subsidiary did not, as of the Exousia Merger Subsidiary Interim Balance Sheet date, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Exousia Merger Subsidiary Interim Balance Sheet and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Exousia Merger Subsidiary in filing its Tax returns.  Exousia Merger Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  There are no private letter rulings in respect of any Tax pending between Exousia Merger Subsidiary and any taxing authority.  Exousia Merger Subsidiary has not entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21.  There are no liens for Taxes upon the assets of Exousia Merger Subsidiary except liens for current Taxes not yet due.  Exousia Merger Subsidiary has not agreed, nor is required, to make any adjustment under section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise.  Exousia Merger Subsidiary has never been a shareholder of an affiliated group or filed or been included in a combined, consolidated or unitary, return.  Exousia Merger Subsidiary has no liability for Taxes of any Person (other than Exousia Merger Subsidiary) under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), is currently under any contractual obligation to indemnify any other Person with respect to Taxes, or is a party to any tax sharing agreement or any other agreement providing for payments by Exousia Merger Subsidiary with respect to Taxes of any other Person. Exousia Merger Subsidiary has not filed a consent pursuant to the collapsible corporation provisions of section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.  Exousia Merger Subsidiary is not a party to any agreement, contract, arrangement or plan that has resulted or would result after the Closing (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 28OG of the Code or an excise tax to the recipient of such payment pursuant to section 4999 of the Code.  Exousia Merger Subsidiary has no assets which directly or indirectly secure any debt the interest on which is tax-exempt under section 103(a) of the Code or assets which constitute "tax-exempt property" within the meaning of section 168(h) of the Code.  Exousia Merger Subsidiary has not participated in an international boycott within the meaning of section 999 of the Code.  Exousia Merger Subsidiary is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(d)           The liabilities of Exousia Merger Subsidiary and the liabilities to which the transferred assets of Exousia Merger Subsidiary are subject were incurred by Exousia Merger Subsidiary in the ordinary course of its business.

(e)           Neither Exousia Merger Subsidiary nor the Shareholders has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Exousia Merger Subsidiary.

SECTION 3.11      Relations with Employees; Benefit Plans. Exousia Merger Subsidiary has never had, nor does it have, any employees.

SECTION 3.12     Properties.

(a)           Exousia Merger Subsidiary owns no real property.

(b)           All material items of personal property owned or leased by Exousia Merger Subsidiary or used in its business are in good operating condition and repair, normal wear and tear excepted, and are suitable for the purpose for which they are utilized, and there does not exist any condition that interferes with the economic value or use thereof, except for conditions that would not have a Material Adverse Effect on Exousia Merger Subsidiary.

(c)           All personal properties and assets owned, leased or licensed by Exousia Merger Subsidiary or used in its business are adequate and sufficient for all current operations of Exousia Merger Subsidiary. Exousia Merger Subsidiary has good and marketable title to or another valid right to use all such personal property and assets, free and clear of all Liens, except for Liens and imperfections of title that would not detract from the value of such personal property and assets and would not have a Material Adverse Effect on the present use of such properties or assets.

SECTION 3.13     Compliance with Laws; Legal Proceedings.

(a)           Exousia Merger Subsidiary is not in violation of, or in default with respect to, (i) any applicable statute, regulation, ordinance, writ, injunction, order, judgment or decree which violation or default has had or is reasonably likely to result in a Material Adverse Effect, or (ii) any governmental license. Without limiting the generality of the foregoing, (i) Exousia Merger Subsidiary has not received any citation from the Occupational Safety and Health Administration or any Occupational Safety and Health Act (hereinafter referred to as “OSHA”) inspector setting forth any material respect in which the facilities or operations of Exousia Merger Subsidiary are not in compliance with OSHA, and (ii) neither Exousia Merger Subsidiary nor any officer, director, employee or agent of any thereof has violated the Foreign Corrupt Practices Act of 1977, as amended.

(b)           There is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or governmental proceeding or investigation pending or, to the best of Exousia Merger Subsidiary’ Knowledge, threatened, and there are no claims (including unasserted claims of which Exousia Merger Subsidiary is aware) against or relating to Exousia Merger Subsidiary or any of its properties, assets or businesses that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.14     Insurance. Schedule 3.14 hereto contains a complete and correct list of all policies of liability, theft, fidelity, life and other forms of insurance held by Exousia Merger Subsidiary (specifying the insurer, amount of coverage, annual premium, type of insurance, policy number, any pending claims thereunder and any other claims that were made thereunder during the past two years). The policies listed in Schedule 3.14 are outstanding and fully in force and all premiums due with respect to such policies have been paid.  Such policies are with reputable insurers, provide coverage customary in Exousia Merger Subsidiary’s business for all normal risks incident to Exousia Merger Subsidiary's assets, properties and business operations.  Except as set forth in such Schedule 3.14, Exousia Merger Subsidiary has not, during the past three fiscal years, been denied or had revoked or rescinded any policy of insurance.

SECTION 3.15     Contracts; Etc.

(a)           Set forth on Schedule 3.15 hereto is a complete and correct list of each of the following Contracts, government licenses and other instruments to which Exousia Merger Subsidiary is a party or by which Exousia Merger Subsidiary or its properties or assets are bound (reasonably expected to involve more than $25,000);

(i) each service or other similar type of agreement under which services are provided by any other Person to Exousia Merger Subsidiary;

(ii) each agreement that restricts the operation of the business of Exousia Merger Subsidiary as presently conducted and each agreement that restricts the ability of Exousia Merger Subsidiary to retain agents or distributors or to solicit customers or employees;

(iii) each agreement with an Affiliated Person;

(iv) each operating lease (as lessor, lessee, sublessor or sublessee) of any real property;

(v) each operating lease (as lessor, lessee, sublessor or sublessee) of any tangible personal property or assets (except for leases calling for payment of less than $2,000 per year and having a term of less than one (1) year);

(vi) each license (as licensor, licensee, sublicensor or sublicensee) of any patents, trademarks or other item of intellectual property described in Section 3.15;

(vii) each agreement under which services are provided by Exousia Merger Subsidiary to any material customer;

(viii) each written agreement for the purchase of supplies or product which calls for performance by Exousia Merger Subsidiary over a period of more than six (6) months or with respect to which there exists an aggregate future liability of Exousia Merger Subsidiary in excess of $25,000;

(ix) each agreement under which any money has been or may be borrowed or loaned or any note, bond, indenture, or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of Exousia Merger Subsidiary), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business) that would have a Material Adverse Effect on Exousia Merger Subsidiary;

(x) each mortgage, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease (other than any mortgage, purchase money agreement, conditional sales contract or capital lease evidencing Liens solely on tangible personal property or assets under which there exists an aggregate future liability of Exousia Merger Subsidiary not in excess of $10,000 per mortgage, agreement, contract or lease);

(xi) each partnership, joint venture or similar agreement;

(xii) each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of the Exousia Merger Subsidiary Ownership;

(xiii) each agreement to make unpaid capital expenditures in excess of $25,000; and

(xiv) each other agreement having an indefinite term or a term of more than one (1) year (other than those that are terminable at will or upon not more than 30 days’ notice by Exousia Merger Subsidiary without penalty) or requiring payments by Exousia Merger Subsidiary of more than $10,000 per year.

A complete and correct copy of each written agreement, lease, license, mortgage, deed of trust, instrument, contract or other type of document required to be disclosed pursuant to this Section 3.15(a) has been delivered to Evergreen.

(b)           Each agreement, lease, license, mortgage, deed of trust, instrument, contract or other type of document required to be disclosed pursuant to Sections 3.11(a), 3.11(c) or 3.15(a) to which Exousia Merger Subsidiary is a party or by which Exousia Merger Subsidiary or its respective properties or assets are bound (collectively, the “Contracts”), except for Contracts, the loss of which has not had, and is not reasonably likely to result in, a Material Adverse Effect, is valid, binding and in full force and effect and is enforceable by Exousia Merger Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. Exousia Merger Subsidiary is not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts (except for such breaches or defaults that individually or in the aggregate would not have a Material Adverse Effect on Exousia Merger Subsidiary), and, to the best of Exousia Merger Subsidiary’s Knowledge, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts. None of Exousia Merger Subsidiary’ existing or completed agreements that are material to Exousia Merger Subsidiary’ business operations as they are currently conducted is subject to renegotiation with any governmental body.

(c)           Other than as set forth in Schedule 3.15, no Contract to which Exousia Merger Subsidiary is a party or by which Exousia Merger Subsidiary or its assets is bound that is material to the business operations of Exousia Merger Subsidiary as they are currently conducted contains any provision establishing a penalty or liquidated damages for breach thereof.

SECTION 3.16     Dealings with Officers and Directors and Affiliated Persons. Except as set forth in Schedule 3.16 hereto, (i) no Affiliated Person has any interest in any property or assets (whether real or personal, tangible or intangible) owned or leased by Exousia Merger Subsidiary or otherwise utilized by Exousia Merger Subsidiary in the conduct of its business; (ii) has any direct or indirect interest of any nature whatever in any Person that competes with, conducts any business similar to, has any present (or contemplated) arrangement or agreement (including, without limitation, arrangements regarding the shared use of personnel or facilities) with (whether as a customer or supplier or otherwise), or is involved in any way with, Exousia Merger Subsidiary; (iii) Exousia Merger Subsidiary does not owe any amount to any Affiliated Person; and (iv) no Affiliated Person owes any amount to Exousia Merger Subsidiary.

SECTION 3.17     Permits, Authorizations, etc.  Schedule 3.17 hereto sets forth all governmental licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all governmental agencies, whether federal, state, local or foreign, necessary to enable Exousia Merger Subsidiary to own, operate and lease its properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on its business as presently provided and conducted (collectively the “Permits”) or required to permit the continued conduct of such business following the Closing Date in the manner conducted on the date of this Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby), other than those that would not result in a Material Adverse Effect if not obtained or maintained by Exousia Merger Subsidiary. Exousia Merger Subsidiary has all necessary Permits of all governmental agencies, whether federal, state, local or foreign, (other than those permits that would not result in a Material Adverse Effect if not obtained or maintained by Exousia Merger Subsidiary) all of which are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation. All reports required by law, other than those reports that would not have a Material Adverse Effect on Exousia Merger Subsidiary if not filed, have been filed with regulatory agencies having appropriate jurisdiction and there is no action pending before any regulatory agency or, to the best of Exousia Merger Subsidiary’ Knowledge, threatened by any regulatory agency that is reasonably likely to materially affect the validity and full use by Exousia Merger Subsidiary of any Permit.

SECTION 3.18     Environmental Matters. Exousia Merger Subsidiary has obtained all Environmental Permits, if any, that are presently required for the lawful operation of its business.

SECTION 3.19     Books and Records. All accounts, books, ledgers and official and other records prepared and kept by Exousia Merger Subsidiary have been truthfully and properly kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

SECTION 3.20     Accuracy of Information. To Exousia Merger Subsidiary’ Knowledge, no statement in this Article III or in any Schedule or certificate delivered or to be delivered by Exousia Merger Subsidiary pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading. The information about Exousia Merger Subsidiary, the Merger, this Agreement and the transactions contemplated hereby included by Exousia Merger Subsidiary in material, if any, soliciting approval of the Merger by the shareholders of Exousia Merger Subsidiary, and all other information contained therein, other than written information supplied by Evergreen specifically for use therein, will not, on the date such material is first mailed to shareholders of Exousia Merger Subsidiary or on the date of the shareholders’ meeting, as amended or supplemented, contain any untrue statement of a material fact.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EVERGREEN

Evergreen does hereby represent and warrant to Exousia Merger Subsidiary as follows:

SECTION 4.1     Organization. Evergreen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. Evergreen has heretofore delivered to Exousia Merger Subsidiary complete and correct copies of Evergreen’s Certificate of Incorporation and the By-Laws in effect on the date hereof.

SECTION 4.2     Capitalization.

(a)           Schedule 4.2 hereto sets forth a complete and correct list of each shareholder of record of the Evergreen Ownership, the percentage of Evergreen Ownership owned by each such shareholder, and the residence address of such shareholders.

(b)           All Evergreen shareholder interests are validly issued, fully paid and nonassessable, and there are no preemptive or similar rights in respect of Evergreen shareholder interests. All outstanding shareholder interests of Evergreen were issued in compliance with all requirements of all applicable federal and state laws and Evergreen has otherwise complied in all material respects with federal and state laws.

SECTION 4.3     Subsidiaries. Except for the subsidiaries listed on Schedule 4.3, Evergreen has no subsidiaries.

SECTION 4.4     No Commitments to Issue New Shareholder Interest. There are no outstanding rights, agreements, commitments or other instruments pursuant to which Evergreen is or may become obligated to authorize, issue or transfer any of its shareholder interests. There are no agreements or understandings in effect among any of the shareholders of Evergreen or with any other Person with respect to the voting, transfer, disposition or registration under applicable federal or state laws, of any ownership interests of ownership interest of Evergreen.

SECTION 4.5     Authorization; Execution and Delivery. Evergreen has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Evergreen and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Evergreen. This Agreement has been duly executed and delivered by Evergreen and, subject to such shareholder approval, constitutes the legal, valid and binding obligation of Evergreen, enforceable against Evergreen in accordance with its terms, except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally.

SECTION 4.6     Governmental Approvals and Filings. No Governmental Approvals are required in order (a) to permit Evergreen to consummate the Merger or perform its obligations under this Agreement, or (b) to prevent the termination of any Governmental Licenses, or to prevent any material loss or disadvantage to Evergreen’s business, by reason of the Merger, except for (i) filing and recording of the Certificate of Merger as required by the Delaware Corporation Laws, and (ii) such Governmental Approvals not obtained or in effect by Evergreen that would not have a Material Adverse Effect on Evergreen.

SECTION 4.7     No Conflict. Neither the execution, delivery and performance of this Agreement by Evergreen, nor the consummation by Evergreen of the transactions contemplated hereby, will (i) conflict with, or result in a breach or violation of, any provision of the Certificate of Incorporation, or By-Laws of Evergreen; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration or performance, under (whether or not after the giving of notice or lapse of time or both) any note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which Evergreen or any of its respective properties or assets is subject; (iii) give rise to a declaration or imposition of any material Lien upon any of the properties or assets of Evergreen; or (iv) materially impair Evergreen’s business or adversely affect any Governmental Approval necessary to enable Evergreen to carry on its business as presently conducted, except in the case of (ii), (iii) or (iv) would not have a Material Adverse Effect on Evergreen.

SECTION 4.8     Financial Statements; Absence of Undisclosed Liabilities; Receivables; Suppliers.

(a)           Evergreen has heretofore delivered to Exousia Merger Subsidiary a complete and correct copy of its unaudited balance sheet (hereinafter referred to as the “Evergreen Interim Balance Sheet”) of Evergreen as of  December 31, 2009,  prepared in accordance with GAAP and fairly presents in all material respects the financial condition of Evergreen as of that date.  A copy of said Evergreen Interim Balance Sheet is attached hereto as Schedule 4.8.

(b)           Except as and to the extent reflected or reserved against on the Evergreen Interim Balance Sheet, Evergreen did not have, as of the Evergreen Interim Balance Sheet date, any material liabilities, debts or obligations of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP. Since the Evergreen Interim Balance Sheet date, there has been no event that would have  a material adverse effect on the business, operations, assets, condition (financial or otherwise), liabilities, results of operations or prospects of Evergreen, and no event has occurred which is reasonably likely to cause any such material adverse effect.

SECTION 4.9     Absence of Changes. Since the Evergreen Interim Balance Sheet date, Evergreen has conducted its business only in the ordinary course, and Evergreen has not:

(a)           amended or otherwise modified its Certificate of Incorporation, or By-Laws;

(b)           issued or sold or authorized for issuance or sale, or granted any options or made other agreements (other than this Agreement) with respect to any ownership interest, or altered any term of any of its ownership interest or made any change in its ownership interests or its capitalization, except as previously discussed and disclosed with Exousia Merger Subsidiary prior to the Effective Time;

(c)            incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with prior practice;

(d)           recorded or accrued any item of revenue, except in the ordinary course of business and consistent with prior practice;

(e)           been subjected to any Lien or other restriction any of its properties, business or assets;

(f)           discharged or satisfied any Lien, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Interim Balance Sheet and current liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business and consistent with prior practice;

(g)           declared or made any payment of dividends or other distribution to its shareholders upon or in respect of any ownership interests, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any ownership interests or other securities;

(h)           sold, transferred, leased to others or otherwise disposed of any properties or assets or purchased, leased from others or otherwise acquired any properties or assets except in the ordinary course of business;

(i)           canceled or compromised any debt or claim or waived or released any right of substantial value;

(j)           terminated or received any notice of termination of any contract, lease, license or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect;

(k)           had any change in its relations with its employees or any material customer or supplier, other than those that would not result in a Material Adverse Effect to Evergreen;

(1)           transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, service mark, brand mark, brand name, invention, intellectual property or similar rights or with respect to any know-how, or modified any existing rights with respect thereto;

(m)           made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Evergreen except in the ordinary course of business consistent with prior practice and not in contemplation of the Merger;

(n)           made any increase in or commitment to increase any employee benefits, adopted or made any commitment to adopt any additional Employee Benefit Plan or made any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

(o)           engaged in any transaction with any shareholder, director, officer, employee, salesman, distributor or agent of Evergreen other than (i) normal compensation and other fees earned in their capacity as such in accordance with past practice, (ii) transactions in the ordinary course of business not involving an expenditure in excess of an aggregate of $10,000 per individual, and (iii) transactions in accordance with the provisions of Contracts (as hereinafter defined in Section 4.17(b) with any such Person that are disclosed on Schedule 4.17 hereto) or made any loans or advances to any director, officer, employee, salesman, distributor or agent other than travel and entertainment advances in the ordinary course of business consistent with prior practice;

(p)           made any capital expenditures or capital additions in excess of $25,000 in any individual case, or in excess of $50,000 in the aggregate;

(q)           made any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(r)           changed its banking or safe deposit arrangements;

(s)           instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to Evergreen or its respective properties or assets;

(t)           failed to replenish its supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

(u)           failed to pay its trade or business payables in the ordinary course of business and in accordance with the terms specified by its vendors and service providers;

(v)           entered into any transaction, contract or commitment other than in the ordinary course of business;

(w)           changed any accounting practices or principles utilized in the preparation of the Financial Statements;

(x)           suffered any change, event or condition that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; or

(y)           entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (w) above, other than those that would not have a Material Adverse Effect on Evergreen.

SECTION 4.10     Tax Matters.

(a)           Evergreen has timely filed with the appropriate taxing authorities all returns in respect of Taxes of Evergreen required to be filed (taking into account any extension of time to file granted to or on behalf of such entity). The information on such returns is complete and accurate in all respects. Evergreen has paid on a timely basis all Taxes of Evergreen (whether or not shown on any Tax return) due and payable. No returns for Taxes have been examined by the Internal Revenue Service or any other taxing authority.

(b)           No unpaid deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to Evergreen for any period ending on or prior to the date hereof, and there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Evergreen. Evergreen has not requested any extension of time within which to file any currently unfilled returns in respect of any Taxes and no extension of a statute of limitations relating to any Taxes is in effect with respect to Evergreen.

(c)           The unpaid Taxes of Evergreen did not, as of the Interim Balance Sheet Date, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Evergreen in filing its Tax returns.  Evergreen has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  There are no private letter rulings in respect of any Tax pending between Evergreen and any taxing authority.  Evergreen has not entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21.  There are no liens for Taxes upon the assets of Evergreen except liens for current Taxes not yet due. Evergreen has not agreed, nor is required, to make any adjustment under section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise.  Evergreen has never been a shareholder of an affiliated group or filed or been included in a combined, consolidated or unitary, return.  Evergreen has no liability for Taxes of any Person (other than Evergreen) under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), is currently under any contractual obligation to indemnify any other Person with respect to Taxes, or is a party to any tax sharing agreement or any other agreement providing for payments by Evergreen with respect to Taxes of any other Person.  Evergreen has not filed a consent pursuant to the collapsible corporation provisions of section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.  Evergreen is not a party to any agreement, contract, arrangement or plan that has resulted or would result after the Closing (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of section 28OG of the Code or an excise tax to the recipient of such payment pursuant to section 4999 of the Code.  Evergreen has no assets which directly or indirectly secure any debt the interest on which is tax-exempt under section 103(a) of the Code or assets which constitute "tax-exempt property" within the meaning of section 168(h) of the Code.  Evergreen has not participated in an international boycott within the meaning of section 999 of the Code.  Evergreen is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(d)           The liabilities of Evergreen and the liabilities to which the assets of Evergreen are subject were incurred by Evergreen in the ordinary course of its business.

(e)           Evergreen has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Evergreen.

SECTION 4.11     Relations with Employees; Benefit Plans. Evergreen has never had, nor does it currently have, any employees.

SECTION 4.12     Properties.

(a)           Schedule 4.12 hereto contains a complete and correct list of all real property owned, leased or licensed by Evergreen, together with a description of each lease, sublease, license or any other instrument under which Evergreen claims or holds such leasehold or other interest or the right to the use thereof or pursuant to which Evergreen has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof. Except as set forth in said Schedule 4.12, to the best of Evergreen’s Knowledge all improvements on such real property (i) conform in all material respects to applicable federal, state, local and foreign laws and zoning and building ordinances (and the properties are zoned for the various purposes for which such real estate is presently used), and (ii) are in good condition and repair, normal wear and tear excepted, and there does not exist any condition or conditions that, individually or in the aggregate, materially interferes with the economic value or use thereof.

(b)           All material items of personal property owned or leased by Evergreen or used in its business are in good operating condition and repair, normal wear and tear excepted, and are suitable for the purpose for which they are utilized, and there does not exist any condition that interferes with the economic value or use thereof, except for conditions that would not have a Material Adverse Effect on Evergreen.

(c)           All real and personal properties and assets owned, leased or licensed by Evergreen or used in its business are adequate and sufficient for all current operations of Evergreen. Except as set forth in Schedule 4.12 hereto, Evergreen has good and marketable title to or another valid right to use all such real and personal property and assets, free and clear of all Liens, except Liens and imperfections of title that would not detract from the value of such real and personal property and assets and would not have a Material Adverse Effect on the present use of such properties or assets.

SECTION 4.13     Compliance with Laws; Legal Proceedings.

(a)           Evergreen is not in violation of, or in default with respect to, (i) any applicable statute, regulation, ordinance, writ, injunction, order, judgment or decree which violation or default has had or is reasonably likely to result in a Material Adverse Effect, or (ii) any governmental license. Without limiting the generality of the foregoing, (i) Evergreen has not received any citation from an OSHA inspector setting forth any material respect in which the facilities or operations of Evergreen are not in compliance with OSHA, and (ii) neither Evergreen nor any officer, director, employee or agent of any thereof has violated the Foreign Corrupt Practices Act of 1977, as amended.

(b)           There is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or governmental proceeding or investigation pending or, to the best of Evergreen's knowledge, threatened, and there are no claims (including unasserted claims of which Evergreen is aware) against or relating to Evergreen or any of its properties, assets or businesses that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 4.15     Protection of Intellectual Property; Third Party Rights.

(a)  The intellectual property rights set forth on Schedule 4.15 constitute a complete description of all software and other proprietary rights developed, used or licensed or otherwise distributed in the operation of, or necessary for the operation of Evergreen's business which are owned, used or licensed or otherwise distributed by Evergreen or to which Evergreen otherwise has rights to sell, modify, incorporate in other software, market, license, sublicense or otherwise use.

(b)  Except for the software licensed by Evergreen as set forth on Schedule 4.17, Evergreen's ownership and use of any or all of its assets will not be subject to any payments whatsoever to any other person or entity other than payment of the contract liabilities set forth on Schedule 4.17.  Evergreen has paid all required license fees for software utilized in its internal operations.  Neither the conduct of the business of Evergreen nor the use or possession of the software or other intellectual property rights of Evergreen has infringed the rights of any other person or entity; there are no claims of infringement, asserted or, to the knowledge of Evergreen, unasserted by any third party.   Except for the software systems licensed by Evergreen from third parties as set forth on Schedule 4.17, Evergreen has no knowledge of any copyright, patent, trademark, trade secret or other third party intellectual property right, whether registered or not, that would interfere with Evergreen's continuing right to use in the operation of its business its copyrights, patents, trademarks, trade secrets or other intellectual property rights.  Except as set forth on Schedule 4.15, no consents, approvals or assignments are required from licensor, licensee, sublicensor or sublicensee of intellectual property rights to or from Evergreen in connection with the transfer of ownership of Evergreen contemplated by this Agreement.

SECTION 4.16     Insurance. Schedule 4.16 hereto contains a complete and correct list of all policies of liability, theft, fidelity, life and other forms of insurance held by Evergreen (specifying the insurer, amount of coverage, annual premium, type of insurance, policy number, any pending claims thereunder and any other claims that were made thereunder during the past two years). The policies listed in Schedule 4.16 are outstanding and fully in force and all premiums due with respect to such policies have been paid. Such policies are with reputable insurers, provide coverage customary in Evergreen’s business for all normal risks incident to Evergreen's assets, properties and business operations.  Except as set forth in such Schedule 4.16, Evergreen has not, during the past three fiscal years, been denied or had revoked or rescinded any policy of insurance.

SECTION 4.17     Contracts; Etc.

(a)           Set forth on Schedule 4.17 hereto is a complete and correct list of each of the following Contracts, government licenses and other instruments to which Evergreen is a party or by which Evergreen or its properties or assets are bound (reasonably expected to involve more than $25,000);

(i) each service or other similar type of agreement under which services are provided by any other Person to Evergreen;

(ii) each agreement that restricts the operation of the business of Evergreen as presently conducted and each agreement that restricts the ability of Evergreen to retain agents or distributors or to solicit customers or employees;

(iii) each agreement with an Affiliated Person;

(iv) each operating lease (as lessor, lessee, sublessor or sublessee) of any real property;

(v) each operating lease (as lessor, lessee, sublessor or sublessee) of any tangible personal property or assets (except for leases calling for payment of less than $2,000 per year and having a term of less than one (1) year);

(vi) each license (as licensor, licensee, sublicensor or sublicensee) of any patents, trademarks or other item of intellectual property described in Section 4.15;

(vii) each agreement under which services are provided by Evergreen to any material customer;

(viii) each written agreement for the purchase of supplies or product which calls for performance by Evergreen over a period of more than six (6) months or with respect to which there exists an aggregate future liability of Evergreen in excess of $25,000;

(ix) each agreement under which any money has been or may be borrowed or loaned or any note, bond, indenture, or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of Evergreen), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business) that would have a Material Adverse Effect on Evergreen;

(x) each mortgage, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease (other than any mortgage, purchase money agreement, conditional sales contract or capital lease evidencing Liens solely on tangible personal property or assets under which there exists an aggregate future liability of Evergreen not in excess of $10,000 per mortgage, agreement, contract or lease);

(xi) each partnership, joint venture or similar agreement;

(xii) each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of Evergreen’s shareholder interests ;

(xiii) each agreement to make unpaid capital expenditures in excess of $25,000; and

(xiv) each other agreement having an indefinite term or a term of more than one (1) year (other than those that are terminable at will or upon not more than 30 days’ notice by Evergreen without penalty) or requiring payments by Evergreen of more than $10,000 per year.

A complete and correct copy of each written agreement, lease, license, mortgage, deed of trust, instrument, contract or other type of document required to be disclosed pursuant to this Section 4.17(a) has been delivered to Exousia Merger Subsidiary.

(b)           Each agreement, Contract required to be disclosed pursuant to Section 4.11(a), 4.11(b) or 4.17(a) to which Evergreen is a party or by which Evergreen or its respective properties or assets are bound, except for Contracts, the loss of which has not had, and is not reasonably likely to result in, a Material Adverse Effect, is valid, binding and in full force and effect and is enforceable by Evergreen in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. Evergreen is not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts (except for such breaches or defaults that individually or in the aggregate would not have a Material Adverse Effect on Evergreen), and, to the best of Evergreen’s Knowledge, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts. None of Evergreen’s existing or completed agreements that are material to Evergreen’s business operations as they are currently conducted is subject to renegotiation with any governmental body.

(c)           Other than as set forth in Schedule 4.17, no Contract to which Evergreen is a party or by which Evergreen or its assets is bound that is material to the business operations of Evergreen as they are currently conducted contains any provision establishing a penalty or liquidated damages for breach thereof.

SECTION 4.18     Dealings with Officers and Directors and Affiliated Persons. Except as set forth in Schedule 4.18 hereto, (i) no Affiliated Person has any interest in any property or assets (whether real or personal, tangible or intangible) owned or leased by Evergreen or otherwise utilized by Evergreen in the conduct of its business; (ii) has any direct or indirect interest of any nature whatever in any Person that competes with, conducts any business similar to, has any present (or contemplated) arrangement or agreement (including, without limitation, arrangements regarding the shared use of personnel or facilities) with (whether as a customer or supplier or otherwise), or is involved in any way with, Evergreen; (iii) Evergreen does not owe any amount to any Affiliated Person; and (iv) no Affiliated Person owes any amount to Evergreen.

SECTION 4.19     Permits, Authorizations, etc. Schedule 4.19 hereto sets forth all governmental licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all governmental agencies, whether federal, state, local or foreign, necessary to enable Evergreen to own, operate and lease its properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on its business as presently provided and conducted (collectively the “Permits”) or required to permit the continued conduct of such business following the Closing Date in the manner conducted on the date of this Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby), other than those that would not result in a Material Adverse Effect if not obtained or maintained by Evergreen. Evergreen has all necessary Permits of all governmental agencies, whether federal, state, local or foreign (other than those permits that would not result in a Material Adverse Effect if not obtained or maintained by Evergreen), all of which are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation. All reports required by law, other than those reports that would not have a Material Adverse Effect on Exousia Merger Subsidiary if not filed, have been filed with regulatory agencies having appropriate jurisdiction and there is no action pending before any regulatory agency or, to the best of Evergreen’s knowledge, threatened by any regulatory agency that is reasonably likely to materially affect the validity and full use by Evergreen of any Permit.

SECTION 4.20     Environmental Matters.  Evergreen has obtained all Environmental Permits that are presently required for the lawful operation of its business.

SECTION 4.21    Books and Records. All accounts, books, ledgers and official and other records prepared and kept by Evergreen have been truthfully and properly kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

SECTION 4.22    Accuracy of Information. To Evergreen’s Knowledge, no statement in this Article IV or in any Schedule or certificate delivered or to be delivered by Evergreen pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading. The information about Evergreen, the Merger, this Agreement and the transactions contemplated hereby included by Evergreen in material, if any, soliciting approval of the Merger by the shareholders of Evergreen, and all other information contained therein, other than written information supplied by Exousia Merger Subsidiary specifically for use therein, will not, on the date such material is first mailed to shareholders of Evergreen or on the date of the shareholders’ meeting, as amended or supplemented, contain any untrue statement of a material fact.

ARTICLE V
COVENANTS OF EXOUSIA MERGER SUBSIDIARY

SECTION 5.1     Regular Course of Business. Except as otherwise consented to in writing by Evergreen, prior to the Effective Time of the Merger Exousia Merger Subsidiary shall carry on its business diligently and in the ordinary course only and, without limiting the generality of the foregoing, Exousia Merger Subsidiary shall use its best efforts to: preserve its present business organization intact; keep available the services of its present executive officers and any management personnel and preserve its present relationships with distributors, customers, suppliers and other persons having business dealings with it; maintain its properties and assets (other than those disposed of in the ordinary course) in good repair and condition, except for ordinary wear and tear and damage by unavoidable casualty; and maintain its books of account and records in accordance with GAAP and in the usual, regular and ordinary manner and consistent with past practice.

SECTION 5.2     Consents, Approvals and Filings. Exousia Merger Subsidiary shall use its commercially reasonable best efforts to (i) comply as promptly as practicable with the governmental requirements specified in Section 3.6 and obtain on or before the Closing Date all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities referred to in Section 3.6.

ARTICLE VI
COVENANTS OF Evergreen

SECTION 6.1     Regular Course of Business. Except as otherwise consented to in writing by Exousia Merger Subsidiary, prior to the Effective Time of the Merger Evergreen shall carry on its business diligently and in the ordinary course only and, without limiting the generality of the foregoing, Evergreen shall use its best efforts to: preserve its present business organization intact; keep available the services of its present executive officers and any management personnel and preserve its present relationships with distributors, customers, suppliers and other persons having business dealings with it; maintain its properties and assets (other than those disposed of in the ordinary course) in good repair and condition, except for ordinary wear and tear and damage by unavoidable casualty; and maintain its books of account and records in accordance with GAAP and in the usual, regular and ordinary manner and consistent with past practice.

SECTION 6.2     Consents, Approvals and Filings. Evergreen shall use its commercially reasonable best efforts to (i) comply as promptly as practicable with the governmental requirements specified in Section 4.6 and obtain on or before the Closing Date all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities referred to in Section 4.6.

ARTICLE VII
MUTUAL COVENANTS

SECTION 7.1     Expenses.  Each of the Parties hereto shall pay all costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not the transactions contemplated hereby are consummated.

SECTION 7.2     Confidentiality; Public Announcements. Each Party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The Party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Agreement is terminated, each Party hereto will promptly return all documents received by it from each other Party containing Confidential Information. None of the parties hereto shall make any disclosure to the public or concerning the Merger, this Agreement or the transactions contemplated hereby other than with the express written consent of the other Parties hereto, except as may be required by law, or by rule, regulation or announcement of a governmental or quasi-governmental agency. To the extent reasonably practicable, any press release proposed to be issued by any Party hereto shall be submitted to the other parties hereto for approval, which approval shall not be unreasonably withheld or delayed.

SECTION 7.3     Further Assurances. Each Party hereto agrees to execute and deliver such instruments and take such other actions as any other such party may reasonably request in order to carry out the intent of this Agreement.

SECTION 7.4     Preparation of Required Filings. Evergreen and Exousia Merger Subsidiary shall (a) cooperate with one another in determining whether any filings are required to be made or consents or approvals are required to be obtained in any Jurisdiction in connection with the consummation of the transactions contemplated hereby and in making any such filings promptly and in seeking to obtain in a timely fashion any such consents or approvals, and (b) use their commercially reasonable best efforts to cause the satisfaction of the conditions within their control to the other’s obligation at the Closing. The respective Parties shall each furnish to one another and to one another's counsel all such information as may be required in order to fulfill the foregoing obligations.

SECTION 7.5     Representations to Remain Accurate.  None of the Parties hereto will take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, which would cause any of the respective representations of the parties contained herein to be or become untrue in any material respect on or before Closing.

SECTION 7.6     Best Efforts. Each of the Parties hereto will utilize their respective reasonable best efforts to cause all conditions to Closing for which they are responsible to be satisfied on or before Closing.

SECTION 7.7     Access to Records and Properties. Prior to the Effective Time of the Merger, each Party shall (a) provide the other with access to its books, records (including Tax returns filed or in preparation), properties and personnel, (b) cause its independent public accountants to provide the other Party and its employees, agents and representatives full access to the audit work papers and their other records, and (c) provide the other party such other information concerning the business, operation and financial condition as may reasonably be requested. Neither any investigation by any Party, nor the receipt by any Party of any data or information from the other party, nor any knowledge a party obtains as a result thereof or otherwise, shall affect any right of any party to rely upon the representations or warranties made in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement or to terminate this Agreement pursuant to Article XI.

ARTICLE VIII
CONDITIONS PRECEDNT TO OBLIGATIONS OF EVERGREEN

The obligations of Evergreen under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by them in the manner provided by Section 12.4, on or before the Closing Date, of each of the following conditions:

SECTION 8.1     Representations and Warranties. The representations and warranties of Exousia Merger Subsidiary contained in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be complete and correct.

SECTION 8.2     Performance of Covenants. Exousia Merger Subsidiary shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

SECTION 8.3     Update Certificate. Evergreen shall have received a favorable certificate, dated the Closing Date, signed by Exousia Merger Subsidiary as to the matters set forth in Sections 8.1 and 8.2.

SECTION 8.4     No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect that restrains or prohibits any transaction contemplated hereby or that would limit or affect Evergreen’s ownership or operation of the business of Exousia Merger Subsidiary; no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against Evergreen or Exousia Merger Subsidiary that challenges the validity or legality, or that seeks to restrain the consummation, of the transactions contemplated hereby or that seeks to limit or otherwise affect Evergreen’s right to own or operate the business of Exousia Merger Subsidiary; and no written advice shall have been received by Evergreen, Exousia Merger Subsidiary or by any of their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect Evergreen’s ownership or operation of the business of Exousia Merger Subsidiary.

SECTION 8.5     Approvals and Consents. All approvals of applications to public authorities, federal, state, local or foreign, and all consents or approvals of any nongovernmental persons (including the Private Consents) who are parties to Contracts to which Exousia Merger Subsidiary is a party or to which properties or assets of Exousia Merger Subsidiary are subject, the granting of which is necessary for the consummation of the Merger or for preventing the termination of any material right, privilege, license or agreement of Exousia Merger Subsidiary or any material loss or disadvantage to Evergreen or the business of Exousia Merger Subsidiary by reason of the Merger, shall have been obtained, and no such consent or approval shall have imposed a condition to such consent or approval that, in the reasonable opinion of Evergreen, will have a material adverse effect on the financial position or operations of Evergreen or on the business of Exousia Merger Subsidiary.

SECTION 8.6     Shareholder Approval. This Agreement shall have been duly approved and adopted at or prior to the Effective Time of the Merger by the sole shareholder of Exousia Merger Subsidiary in accordance with the Delaware Corporation Laws.

SECTION 8.7     Financial Statements of Exousia Merger Subsidiary. Evergreen shall have received the Exousia Merger Subsidiary Interim Balance Sheet.

SECTION 8.8     Material Adverse Change. No Material Adverse Change with respect to Exousia Merger Subsidiary shall have occurred after date hereof.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF EXOUSIA MERGER SUBSIDIARY

The obligations of Exousia Merger Subsidiary under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by Exousia Merger Subsidiary in the manner contemplated by Section 12.4, on or before the Closing Date, of each of the following conditions:

SECTION 9.1     Representations and Warranties. The representations and warranties of Evergreen contained in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be complete and correct.

SECTION 9.2     Performance of Covenants. Evergreen shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or an the Closing Date.

SECTION 9.3     Update Certificate. Exousia Merger Subsidiary shall have received a favorable certificate, dated the Closing Date, signed by Evergreen and as to the matters set forth in Section 9.1 and 9.2.

SECTION 9.4     No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect that restrains or prohibits the Merger; no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against Evergreen or Exousia Merger Subsidiary that challenges the validity or legality, or that seeks to restrain the consummation of the Merger; and no written advice shall have been received by Evergreen, Exousia Merger Subsidiary or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger.

SECTION 9.5     Approvals and Consents.  All approvals of applications to public authorities, federal, state, local or foreign, and all consents or approvals of any nongovernmental persons (including the Private Consents) who are parties to Contracts to which Evergreen is a party or to which properties or assets of Evergreen are subject, the granting of which is necessary for the consummation of the Merger or for preventing the termination of any material right, privilege, license or agreement of Evergreen or any material loss or disadvantage to Evergreen or the business of Exousia Merger Subsidiary by reason of the Merger, shall have been obtained, and no such consent or approval shall have imposed a condition to such consent or approval that, in the reasonable opinion of Exousia Merger Subsidiary, will have a material adverse effect on the financial position or operations of Evergreen or on the business of Exousia Merger Subsidiary.

SECTION 9.6     Shareholders Approval. This Agreement shall have been duly approved and adopted at or prior to the Effective Time of the Merger by the requisite vote of the shareholders of Evergreen in accordance with the Delaware Corporation Laws.

SECTION 9.7     Adverse Change. No Material Adverse Change with respect to Evergreen shall have occurred after date hereof.

SECTION 9.8     Financial Statements of Evergreen.  Exousia Merger Subsidiary shall have received the Evergreen Interim Balance Sheet.

ARTICLE X
CLOSING

Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Article XI, the Closing shall be held as soon as practicable after the conditions precedent set forth in Articles VIII and IX shall have been satisfied (or waived by the party or other entity entitled to grant such waiver), at the offices of Farnsworth & vonBerg, LLP, Houston, Texas.  At such time (hereinafter referred to as the “Closing Date”) and place the documents referred to in Articles VIII and IX shall be exchanged by the parties and, as soon as practicable thereafter, the Articles of Merger shall be filed with the offices of the Secretary of State of the State of Delaware;  provided, however, that if any of the conditions provided for in Article VIII or IX shall not have been met or waived by the date on which the Closing is otherwise scheduled, then the party whose obligations are subject to the satisfaction of such condition shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been met (which such other parties shall seek to cause to happen at the earliest practicable date) or waived.

ARTICLE XI
TERMINATION

This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, as follows:

(a)	by the mutual consent in writing of Evergreen and Exousia Merger Subsidiary;

(b)           by Evergreen if any of the conditions to closing set forth in Article VIII shall not have been satisfied and such failure to satisfy has not been previously waived by Evergreen;

(c)           by Exousia Merger Subsidiary if any of the conditions to closing set forth in Article IX shall not have been satisfied and such failure to satisfy has not been previously waived by Exousia Merger Subsidiary; or

(d)           by Evergreen or by Exousia Merger Subsidiary, if the Merger shall not have become effective on or before December 31, 2009 (or such later date as shall have been agreed to in writing by Evergreen and Exousia Merger Subsidiary).

The exercise of the termination options provided in this Article XI shall be effective only after written notice thereof, signed on behalf of the Party exercising such option to terminate by its duly authorized representative, shall have been given to the other Party.  If this Agreement is terminated in accordance with this Article XI, the Merger shall be abandoned without further action by Exousia Merger Subsidiary or Evergreen.

ARTICLE XII
MISCELLANEOUS PROVISIONS

SECTION 12.1     Entirety of Agreement. This Agreement (including all Schedules and Exhibits hereto), together with the other documents and certificates delivered hereunder, state the entire agreement of the parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties and agreements which have induced this Agreement, except that any confidentiality agreements heretofore executed and delivered by the parties hereto shall not be so merged and shall continue in full force and effect. Each party agrees that in dealing with third parties no contrary representations will be made.

SECTION 12.2     Notices. All notices and demands of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be served upon such other party: (a) by personal service upon such other party at such other party’s address set forth in this section; or (b) by mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested, addressed to such other party at the address of such other party set forth in this section; or (c) by sending a copy thereof by Federal Express or equivalent courier service, addressed to such other party at the address of such other party set forth in this section; or (d) by sending a copy thereof by facsimile to such other party at the facsimile number, if any, of such other party set forth in this section.

If to Evergreen:	Evergreen Global Investments Ltd. Attn: Steve Rivera 350 Fifth Avenue, Suite 5720 New York, NY 10118

with a copy to:	Teplen & Associates, PLLC Attn: Philip Teplen 350 Fifth Avenue, Suite 5720 New York, NY 10118

If to Exousia Merger Subsidiary:	Exousia Merger Subsidiary, Inc. Attn: J. Wayne Rodrigue 16533 Shady Lane Channelview, TX 77530

with a copy to:	Farnsworth & vonBerg, LLP Attn: Mary Frances vonBerg 333 North Sam Houston Parkway Suite 300 Houston, TX 77060

In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon receipt. In the case of service by mail, such service shall be deemed complete upon reasonable proof of receipt. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served, as hereinabove provided, by any party upon the other parties.

SECTION 12.3     Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by all of the parties hereto.

SECTION 12.4     Nonwaiver. No waiver by any party of any term, provision, covenant, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced; no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, covenant, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, covenant, representation or warranty (or of the breach of any other term, provision, covenant, representation or warranty) contained in this Agreement on the same or any other occasion.

SECTION 12.5     Counterparts. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

SECTION 12.6     Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any party hereto without the written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors, heirs, personal representatives, legatees and permitted assigns.

SECTION 12.7     Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

SECTION 12.8     Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles, applicable to contracts made and to be entirely performed therein. In the event of any controversy or claim arising out of or relating to this Agreement, or any related agreements, or the breach or alleged breach hereof or thereof, each of the parties hereto irrevocably (i) submits to the non-exclusive jurisdiction of the U.S. District Court for the District of Delaware (or, if such court does not have jurisdiction, the courts of the State of Delaware), without regard to conflicts of law principles, (ii) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, (iii) waives any claim that such action or proceeding has been brought in an inconvenient forum, and (iv) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 12.2 shall be deemed good, proper and effective service upon such party.

SECTION 12.9     Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the covenants contained in this Agreement or in any related agreements are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the covenants contained in this Agreement, or in any related agreements and to enforce specifically this Agreement and any related agreements in addition to any other remedy to which such other parties may be entitled at law or in equity, without proving damages or that monetary damages would not be an adequate remedy for such breach. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any party of any remedy provided for herein or available hereunder shall not preclude the assertion or exercise by such party of any other right or remedy provided for herein or available hereunder.

SECTION 12.10     Severability. Any term or provision of this Agreement that is declared invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

EXOUSIA MERGER SUBSIDIARY I, INC.
By: //s//J. Wayne Rodrigue J. Wayne Rodrigue, CEO

EVERGREEN GLOBAL INVESTMENTS LTD.
By: //s//Erwin I. Abalos Erwin I. Abalos, VP General Counsel